PURCHASE AGREEMENT

                                by and between

                         OWL'S CREEK GOLF CENTER, INC.

                                    Seller

                                     and

                     VIRGINIA BEACH FAMILY GOLF CENTER, INC.,

                                  Purchaser










                             PURCHASE AGREEMENT


        PURCHASE AGREEMENT, made as of the 6th day of March, 1996 (this "Agreement"), by and between OWL'S CREEK GOLF CENTER, INC., a Virginia corporation, having an address at 700 Pavilion Center, P.O. Box 626, Virginia Beach, Virginia 23451 ("Seller") and VIRGINIA BEACH FAMILY GOLF CENTERS, INC., a Delaware corporation having an address at 225 Broadhollow Road, Suite 106E, Melville, New York ("Purchaser").
                            W I T N E S S E T H :
        WHEREAS, pursuant to that certain Deed of Lease, dated March 17, 1987 (the "City Lease"), between The City of Virginia Beach, Virginia, as lessor, and Seller, as lessee, as corrected by the Correction to Deed of Lease, dated December 9, 1992, and as amended pursuant to the Amendment to Deed of Lease, dated November 30, 1994, Seller is (a) the lessee of that certain parcel of land located in the City of Virginia Beach, State of Virginia more particularly described on Exhibit A-1 attached hereto and made a part hereof (the "City Land") and (b) the owner of the buildings and improvements located thereon (the "City Improvements" and, together with the City Land, the "City Premises");
        WHEREAS, pursuant to that certain Deed of Lease, dated as of July 31, 1986 (the "Braithwaite Lease"), between Robert H. Braithwaite, Jr. and Nancy F. Braithwaite, as lessor, and Seller, as lessee, Seller is (a) the lessee of that certain parcel of land located in the City of Virginia Beach, State of Virginia more particularly described on Exhibit A-2 attached hereto and made a part hereof (the "Braithwaite Land") and (b) the owner of the buildings and improvements located thereon (the "Braithwaite Improvements" and, together with the Braithwaite Land, the "Braithwaite Premises"); the City Lease and the Braithwaite Lease are referred to collectively herein as the "Leases"; the City Land and the Braithwaite Land are referred to collectively herein as the "Land"; the City Improvements and the Braithwaite Improvements are referred to collectively herein as the "Improvements"; and the City Premises and the Braithwaite Premises are referred to collectively herein as the "Improvements";
        WHEREAS, Seller operates a driving range and related facilities at the Premises under the name "Owl's Creek Golf Center" (the "Business"); and
        WHEREAS, Seller wants to sell, assign, transfer and convey all of its right, title and interest in and to the Leases, the Premises and the Business to Purchaser, and Purchaser wants to purchase the same from Seller, on the terms, and subject to the conditions, set forth herein.
        NOW, THEREFORE, in consideration of TEN ($10.00) DOLLARS, the terms and conditions set forth herein, and other good and valuable consideration, the mutual receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to the foregoing and as follows:

        1.      Agreement to Sell and Purchase.
                1.1 Assets to be Purchased by Purchaser. Seller agrees to sell, assign, transfer and convey to Purchaser, and Purchaser agrees to purchase from Seller, upon the terms and conditions hereinafter set forth, all of Seller's right, title and interest in and to the following property (collectively, the "Property"):
                        1.1.1   the Leases;
                        1.1.2   the Premises;
                        1.1.3 the easements, rights of way, appurtenances and other rights and benefits of Seller in and to the Premises, including without limitation, all of Seller's interest in any air rights, water rights and irrigation rights;
                        1.1.4 all furnishings, fixtures, machinery, equipment, vehicles and personalty attached or appurtenant to or used in connection with

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the Premises that are owned or leased by Seller, and all inventories and supplies of every kind and description relating to the Business, wherever located, including without limitation, the items described on Exhibit B attached hereto and made a part hereof (the "Personal Property");
                        1.1.5   the files, books, notices and other
correspondence from the lessors under the Leases and any governmental agencies, and other records used or employed by Seller or its affiliates in connection with the ownership, lease and/or operation of the Premises and the Business (collectively, the "Records");
                        1.1.6 any consents, authorizations, variances, waivers, licenses, certificates, permits and approvals held by or granted to Seller in connection with the lease of the Premises (collectively, the "Permits");
                        1.1.7 all trade accounts receivable arising out of the sale of goods or services on or after the Closing Date (as hereinafter defined);
                        1.1.8 the Braithwaite Lease, the City Lease and the Master Lease Agreement, dated April 1, 1995, between Eastern Golf Car, Inc. and the Seller (the "Golf Car Lease"), each as described on Exhibit C-1 attached hereto and made a part hereof (the "Assumed Contracts");
                        1.1.9 any monetary and non-monetary claims against third parties including, without limitation, unliquidated rights under manufacturers' and vendors' warranties and guarantees, except to the extent the same relate solely to any Retained Assets or Retained Liabilities (as hereinafter defined) (the "Claims"); and
                        1.1.10 any other properties and assets of every kind and nature, real or personal, tangible or intangible, relating in any way whatsoever to the Premises or the Business, except to the extent the same relate solely to the Retained Assets or Retained Liabilities.

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                1.2     Assets to be Retained by Seller.  Anything herein to the
contrary notwithstanding, Seller shall not sell, and Purchaser shall not acquire, the following assets of Seller (the "Retained Assets"):
                        1.2.1 all trade accounts receivable arising out of the sale of goods or services prior to the Closing Date;
                        1.2.2 all claims of Seller for refunds or credits with respect to federal, state or local income taxes or foreign income taxes of whatever nature or taxable period involved;
                        1.2.3 any rights of Seller with respect to insurance policies owned by Seller or for which Seller is the named insured;
                        1.2.4 all cash, funds in bank accounts and cash equivalents existing as of the Closing Date;
                        1.2.5 all properties and assets that are the subject of any Contracts (as hereinafter defined) other than the Assumed Contract;
                        1.2.6   any patents, trademarks, trademark
registrations, copyrights, copyright registrations, trade names (other than the name "Owl's Creek Golf Center") and all registrations thereof and all applications for any of the foregoing, whether issued or pending, if any, and all goodwill associated with any of the foregoing (the "Intangible Assets");
                        1.2.7 the contracts, leases, orders and other agreements of or relating to the Business described on Exhibit C-2 attached hereto and made a part hereof (the "Retained Contracts");
                1.3 Assumption of Certain Liabilities. Purchaser shall assume and agree to pay and discharge when due the following liabilities of Seller to the extent the same arise from and after the Closing Date (the
"Assumed Liabilities"):

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                        1.3.1   all liabilities and obligations under the
Assumed Contracts.
                1.4 Liabilities to be Retained by Purchaser. Seller shall retain, and Purchaser shall not assume, perform, discharge or pay, and shall not be responsible for, any and all liabilities or obligations of any nature whatsoever in connection with or relating to the Property, Seller or the Business or any predecessor owner of the Property or the Business other than the Assumed Liabilities (collectively, the "Retained Liabilities").
        2.      Consideration.
                2.1 Consideration. In consideration for the Property, at the Closing (as hereinafter defined) Purchaser shall: (A) pay to Seller $1,800,000 by certified check or wire transfer of funds, (B) cause Family Golf Centers, Inc. (the "Parent") to issue 50,000 validly issued, fully paid and non-assessable shares of common stock, par value $.01 per share, of Parent (the "Common Stock") and to deliver at the Closing: (i) a certificate representing 33,333 shares of Common Stock to Seller; and (ii) a certificate representing 16,667 shares of Common Stock to the Escrow Agent (the "Escrow Agent") under the Escrow Agreement referred to in Section 5 hereof (the "Escrow Agreement"), such certificate to be held and dealt with as provided in the Escrow Agreement, and
(C) assume the Assumed Liabilities. The Seller shall notify the Purchaser as to the name and number of shares to be issued to each of the Seller's stockholders.
        3.      Title; Permitted Exceptions.
                3.1 Seller will convey the Property to Purchaser, free and clear of any and all liens, charges, encumbrances, mortgages, pledges, security interests, easements, agreements and other interests and adverse claims

                                   - 5 -








(collectively, "Encumbrances"), other than the matters set forth in Exhibit D attached hereto and made a part hereof (the "Permitted Exceptions").
                3.2 Purchaser may order an examination of title from a title company licensed or authorized to issue title insurance in the State of Virginia ("Title Company"), and shall cause a copy of any title report to be forwarded to Seller's attorney upon receipt. If a title examination shall disclose any Encumbrances other than the Permitted Exceptions, Seller shall cause the same to be discharged of record or otherwise cured.
                3.3 If a search of the title discloses judgments, bankruptcies or other returns against other persons having names the same as or similar to that of Seller, Seller will on request deliver to the Title Company or Purchaser an affidavit showing that such judgments, bankruptcies or other returns are not against Seller, in form sufficient to permit deletion of such exception from the title policy.
        4.      Adjustments.
                4.1 To the extent that any of the prorations made upon the Closing Date are based upon estimates of payments to be made and/or expenses to be incurred by Purchaser subsequent to the Closing Date, or either party discovers any errors in or omissions in respect of such prorations, Seller and Purchaser agree to adjust such prorations promptly upon receipt by Seller or Purchaser, as the case may be, of such payments or of bills or other documentation setting forth the actual amount of such expenses. The provisions of this Article shall survive the Closing for a period of six months.
        5.      The Closing.
                5.1 The closing of the transaction provided for in this Agreement (the "Closing") shall take place simultaneously with the execution and delivery of this Agreement (the "Closing Date").

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                5.2     At the Closing, Seller shall deliver or cause to be
delivered to Purchaser physical possession of the Property (receipt of which may be actual or constructive) and the following:
                        5.2.1 an assignment and assumption agreement (the "City Lease Assignment and Assumption Agreement"), in proper statutory form for recording, pursuant to which Seller shall assign to Purchaser all of Seller's right, title and interest in and to the City Lease and Purchaser shall assume all of Seller's obligations arising thereunder from and after the Closing Date;
                        5.2.2 an assignment and assumption agreement (the "Braithwaite Lease Assignment and Assumption Agreement"), in proper statutory form for recording, pursuant to which Seller shall assign to Purchaser all of Seller's right, title and interest in and to the Braithwaite Lease and Purchaser shall assume all of Seller's obligations arising thereunder from and after the Closing Date;
                        5.2.3 a warranty deed with covenant against grantor's acts, duly executed and acknowledged by Seller, in proper statutory form for recording, so as to convey to Purchaser fee simple title to the City Improvements, subject to and in accordance with the provisions of this Agreement (the "City Deed");
                        5.2.4 a warranty deed with covenant against grantor's acts, duly executed and acknowledged by Seller, in proper statutory form for recording, so as to convey to Purchaser fee simple title to the Braithwaite Improvements, subject to and in accordance with the provisions of this Agreement (the "Braithwaite Deed");
                        5.2.5 a bill of sale conveying, transferring and selling to Purchaser all right, title and interest of Seller in and to the Personal

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Property, which bill of sale shall contain a warranty that such property is free and clear of all Encumbrances other than the Permitted Exceptions;
                        5.2.6 an assignment and assumption agreement (the "Contract Assignment and Assumption Agreement") assigning to Purchaser all of Seller's right, title and interest in and to the Assumed Contracts, the Permits and the Claims;
                        5.2.7 a settlement statement (the "Settlement Statement") setting forth the amounts paid by or on behalf of and/or credited to each of Purchaser and Seller pursuant to this Agreement;
                        5.2.8 an owner's affidavit of title with respect to the City Land and with respect to the Braithwaite Land;
                        5.2.9 a Certificate or Certificates of Occupancy for all Improvements;
                        5.2.10 original counterparts of each of the Assumed Contracts;
                        5.2.11 a landlord estoppel and consent to assignment of lease with respect to the Braithwaite Lease, in the form of Exhibit E attached hereto and signed by the Lessor under such Lease.
                        5.2.12 a landlord estoppel and consent to assignment of lease with respect to the City Lease, in the form of Exhibit F attached hereto and signed by the Lessor under such Lease.
                        5.2.13 any transfer tax or other return required by any applicable governmental authority in connection with the sale of the Property, duly executed and acknowledged by Seller;
                        5.2.14 an affidavit (the "FIRPTA Affidavit") duly executed and acknowledged by Seller pursuant to Section 1445 (b)(2) of the Internal

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Revenue Code of 1986, as amended, stating that Seller is not a foreign person within the meaning of such provision;
                        5.2.15 keys to all locks relating to the Property, appropriately labeled;
                        5.2.16 the Escrow Agreement, executed by Seller, in the form attached hereto as Exhibit G.
                        5.2.17 evidence that the note dated December 14, 1992 in the original principal amount of $1,761,761.35 (the "Central Fidelity Note") (of which $1,551,321.22 was outstanding as of February 8, 1996) executed by the Seller in favor of Central Fidelity National Bank, has been satisfied in full and all liens related thereto have been terminated;
                        5.2.18 evidence that the note dated May 27, 1993 in the original principal amount of $215,000.00 (the "Resource Bank Note") (of which $103,266.75 was outstanding as of February 8, 1996) executed by the Seller in favor of Resource Bank, has been satisfied in full and all liens related thereto have been terminated;
                        5.2.19 the written consent of Eastern Golf Car, Inc. to the assignment of the Golf Car Lease to the Purchaser.
                        5.2.20 the Registration Rights Agreement, executed by Seller, in the form attached hereto as Exhibit H.
                        5.2.21 all other instruments and documents to be executed, acknowledged where appropriate and/or delivered by Seller to Purchaser pursuant to any of the other provisions of this Agreement; and
                        5.2.22 such other documents as may be reasonably required by Purchaser's counsel in connection with this transaction.
                5.3 At the Closing, Purchaser shall deliver to Seller the following:

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                        5.3.1    a stock certificate registered in the name of
the Seller's stockholders representing, in the aggregate, 33,333 shares of Common Stock of Parent;
                        5.3.2 the Registration Rights Agreement, executed by the Parent.
                        5.3.3  the Escrow Agreement, executed by Purchaser;
                        5.3.4  the City Lease Assignment and Assumption
Agreement;
                        5.3.5 the Braithwaite Lease Assignment and Assumption Agreement;
                        5.3.6  the Contract Assignment and Assumption Agreement;
                        5.3.7  the Settlement Statement;
                        5.3.8 all other instruments and documents to be executed, acknowledged where appropriate and/or delivered by Purchaser to Seller; and
                        5.3.9 such other documents as may be reasonably required by Seller's counsel in connection with this transaction.
        6.      Representations and Warranties.
                6.1 Seller hereby represents and warrants to Purchaser as of the date hereof and as of the Closing Date as follows:
                        6.1.1 Organization; Power and Authority. Seller is a corporation duly formed, validly existing and in good standing under the laws of the State of Virginia, and has all requisite power and authority to carry on its business as it is now being conducted, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

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                        6.1.2   Due Authorization and Execution; Effect of
Agreement. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action required to be taken on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms, except to the extent that such enforceability (a) may be limited by bankruptcy, insolvency, or other similar laws relating to creditors' rights generally; and (b) is subject to general principles of equity.
                        6.1.3 Consents. No consent, approval or authorization of, exemption by, or filing with, any governmental or regulatory authority or any third party is required in connection with the execution, delivery and performance by Seller of this Agreement, except for consents, approvals, authorizations, exemptions and filings, if any, which have been, or by the Closing Date will be, obtained.
                        6.1.4 Compliance with Applicable Laws. Seller is not engaging in any activity or omitting to take any action as a result of which Seller is in violation of any law, rule, regulation, ordinance, statute, order, injunction or decree, or any other requirement of any court or governmental or administrative body or agency, applicable to the Property or the Business, and neither the execution and delivery by Seller of this Agreement or of any of the other agreements and instruments to be executed and delivered by it pursuant hereto, the performance by Seller of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby will result in any such violation. Seller is in compliance with all material requirements imposed in writing by any insurance carrier of Seller to the extent such carrier is an insurer or indemnitor of the Property. The Premises are not subject to

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any notice of violation of law, municipal ordinance, orders or requirements issued by any building department or other governmental agency or subdivision having jurisdiction.
                        6.1.5 Permits. All Permits required by any federal, state, or local law, rule or regulation and necessary for the operation of the Property as currently being conducted have been obtained and are currently in effect other than the issuance by the Virginia Alcoholic Beverage Control of a new liquor license in the name of the Purchaser and the consents of third parties to be delivered at the Closing. No registrations, filings, applications, notices, transfers, consents, approvals, orders, qualifications, waivers or other actions of any kind are required by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (i) to avoid the loss of any Permit or the violation of any law, regulation, order or other requirement of law, or (ii) to enable Purchaser to continue the operation of the Property and the Business as presently conducted after the Closing. The current use and occupation of any portion of the Property does not violate any of, and, where applicable, is in material compliance with, the Permits, any applicable deed restrictions or other covenants, restrictions or agreements including without limitation, any of the Permitted Exceptions, site plan approvals, zoning or subdivision regulations or urban redevelopment plans applicable to the Premises.
                        6.1.6 Title to Assets. Seller has good and marketable title to the Property free and clear of all Encumbrances other than the Permitted Exceptions.
                        6.1.7 Leases. Each of the Leases are in full force and effect and no party under either Lease, including Seller, is in default, or has sent or received notice of default, in any respect of such Lease. Seller has

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paid all rent and additional rent owing in respect of the Leases through, in the case of the Braithwaite Lease, March 19, 1996 and in the case of the City Lease, July 31, 1996. The Leases have not been amended or modified in any respect except as set forth in the Recitals on the first page of this Agreement.
                        6.1.8 Contracts. Except as set forth on Exhibits C-1 and C-2, Seller is not a party to any leases, contracts, orders or agreements relating to the Property or the Business (written or otherwise) (collectively, "Contracts"). Exhibits C-1 and C-2 sets forth a full and complete description of the Contracts described therein, and none of such Contracts have been amended or modified except as reflected on said Exhibits. Seller is not holding any security deposits under any of said Contracts. The Assumed Contracts are in full force and effect and no party under any such Assumed Contract, including Seller, is in default, or has sent or received notice of default, in any respect of any such Assumed Contract. Seller has properly terminated or cancelled all of the Contracts other than the Assumed Contracts, including without limitation those described on Exhibit C-2.
                        6.1.9 Condition of the Improvements. There are no material structural or mechanical defects in the Improvements, and there are no leaks in any roof on any Improvement.
                        6.1.10 Condition of Personal Property. The Personal Property is in good operating condition and repair, ordinary wear and tear excepted, and is and as of the Closing Date will be adequate, suitable and sufficient to meet the needs of and to operate the Property as currently conducted.
                        6.1.11 Environmental Matters.
                                6.1.11.1        As used in this Agreement
"Hazardous Material" shall mean: (i) any "hazardous substance" as now defined pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. Section 9601(33); (ii) any "pollutant or contaminant" as defined in 42 U.S.C. Section 9601(33); (iii) any material now defined as "hazardous waste" pursuant to 40 C.F.R. Part 261; (iv) any petroleum, including crude oil and any fraction thereof; (v) natural or synthetic gas usable for fuel; (vi) any "hazardous chemical" as defined pursuant to 29 C.F.R. Part 1910;
(vii) any asbestos, asbestos containing material, polychlorinated biphenyl ("PCB"), or isomer of dioxin, or any material or thing containing or composed of such substance or substances; and (viii) any other pollutant, contaminant, chemical, or industrial or hazardous, toxic or dangerous waste, substance or material, defined or regulated as such in (or for purposes of any Environmental Law (as hereinafter defined) and any other toxic, reactive or flammable chemicals.
                                6.1.11.2        There is no Hazardous Material
at, under or on the Premises and there is no ambient air, surface water, groundwater or land contamination within, under, originating from or relating to the Premises. Seller has not, and has not caused to be, manufactured, processed, distributed, used, treated, stored, disposed of, transported or handled any Hazardous Material at, on or under the Premises.
                                6.1.11.3        Seller has no obligation or
liability imposed or based upon any provision under any foreign, federal, state or local law, rule, or regulation or common law, or under any code, order, decree, judgment or injunction applicable to Seller or the Property or any notice, or request for information issued, promulgated, approved or entered thereunder, or under the common law, or any tort, nuisance or absolute liability theory, relating to public health or safety, worker health or safety, or pollution, damage to or protection to the environment, including without limitation, laws relating to emissions, discharges, releases or threatened releases of Hazardous

Material into the environment (including without limitation, ambient air, surface water, groundwater, land surface or subsurface), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, generation, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes (hereinafter collectively referred to as "Environmental Laws").
                                6.1.11.4        Seller has not been subject to
any civil, criminal or administrative action, suit, claim, hearing, notice of violation, investigation, inquiry or proceeding for failure to comply with, or received notice of any violation or potential liability under the Environmental Laws in respect of the Premises.
                                6.1.11.5        The Premises are not (a) listed
or proposed for listing on the National Priority List or (b) listed on the Comprehensive Environmental Response, Compensation, Liability Information System List ("CERCLIS") promulgated pursuant to CERCLA, 42 U.S.C. Section 9601(9), or any comparable list maintained by any foreign, state or local government authority.
                                6.1.11.6        There are two underground
storage tanks at the Premises and Seller further warrants and represents that the use and operation of underground storage tanks has been in compliance with all Environmental Laws.
                        6.1.12 Tax Proceedings. There are no proceedings pending regarding the reduction of real estate taxes or assessments in respect of the Premises.
                        6.1.13 Utilities. All water, storm and sanitary sewer, gas, electricity, telephone and other utilities adequately service the Premises, enter the Premises through lands as to which valid public or private easements exist that will inure to the benefit of Purchaser and the Premises are furnished by facilities of public utilities and the cost of installation of such utilities has been fully paid.
                        6.1.14 Access. To the best of Seller's knowledge, there are no federal, state, county, municipal or other governmental plans to change the highway or road system in the vicinity of the Premises which could materially restrict or change access from any such highway or road to the Premises or any pending or threatened condemnation or eminent domain proceedings relating to or affecting the Premises. All roads bounding the Premises are public roads and the Deed is the only instrument necessary to convey to Purchaser full access to and the right to use such roads freely as well as to convey all rights appurtenant to the Premises in such roads.
                        6.1.15 Insurance Requirements. All requirements or recommendations by any insurer or by any board of fire underwriters or similar body in respect of the Property have been satisfied.
                        6.1.16 Litigation. There is no action or proceeding (zoning or otherwise) or governmental investigation pending, or, to the best of Seller's knowledge, threatened against, or relating to, Seller (insofar as it relates to the Premises or the Business), the Premises, the Business or the transactions contemplated by this Agreement, nor is there any basis for any such action, proceeding or investigation.
                        6.1.17 Assessments. There are no special or other assessments for public improvements or otherwise now affecting the Premises nor does Seller know of (a) any pending or threatened special assessments affecting the Premises or (b) any contemplated improvements affecting the Premises that may result in special assessments affecting the Premises.
                        6.1.18 Employee Agreements. There are no union or employment contracts or agreements (written or oral) involving employees of

Seller or its affiliates affecting the Property or the Business which will survive the Closing. All employees of Seller have been terminated as of the Closing Date.
                        6.1.19 Work at the Premises. No services, material or work have been supplied to the Premises for which payment has not been made in full.
                        6.1.20 Financial Condition. Seller has delivered to Purchaser true and correct copies of the following: financial statements consisting of balance sheets and income statements of Seller as of December 31, 1994 and the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995. Each such balance sheet presents fairly the financial condition, assets and liabilities of Seller as of its date; each such statement of income presents fairly the results of operations of Seller for the period indicated. The financial statements referred to in this Section 6.1.20 are in accordance with the books and records of Seller. Since December 31, 1994 and since September 30, 1995:
                                (i) There has at no time been a material adverse
change in the financial condition, results of operations, businesses, properties, assets, liabilities or future prospects of Seller, the Property or Business;
                                (ii) The Business has been conducted in all
respects only in the ordinary course;
                                (iii) Seller has not suffered an extraordinary
loss (whether or not covered by insurance) or waived any right of substantial value.
                        6.1.21 Full Disclosure. To the best knowledge of Seller, none of the information supplied by Seller herein or in the exhibits hereto contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or necessary in order to make the statements herein, in light of the circumstances under which they are made, not misleading.
                6.2 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:
                        6.2.1 Organization; Power and Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to carry on its business as it is now being conducted, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.
                        6.2.2 Due Authorization and Execution; Effect of Agreement. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action required to be taken on the part of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser, enforceable in accordance with its terms. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of any law, rule or regulation to which Purchaser is subject; (ii) violate any order, judgment or decree applicable to Purchaser; or (iii) conflict with or result in a breach of or a default under any term or condition of Purchaser's Certificate of Incorporation or By-Laws or any agreement or other instrument to which Purchaser is a party or by which it or its assets may be bound, except in each case, for violations, conflicts, breaches or defaults which in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby.
                6.3 Survival. It shall be a condition to each party's obligation to close hereunder that the representations and warranties of the parties made in this Article 6 and the factual matters represented to Seller's knowledge shall be true and correct as of the Closing Date. The representations and warranties of the parties made in this Article 6 shall survive the Closing.
        7. Post Closing Covenants. Seller hereby covenants and agrees with Purchaser as follows:
                7.1 Cooperation by Seller. Seller will use its best efforts to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to enable Seller to effect the transactions contemplated hereby, and will otherwise use its best efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions hereof.
                7.2 Further Assurances. At any time and from time to time after the Closing Date, Seller shall, at the request of Purchaser, execute and deliver any further instruments or documents and take all such further action as Purchaser may reasonably request in order to transfer into the name of Purchaser any and all Property contemplated to be sold pursuant to this Agreement and to further consummate the transactions contemplated by this Agreement.
        8.      Brokers.
                8.1 Seller and Purchaser warrant and represent to each other that they dealt with no broker, finder or similar agent or party who or which might be entitled to a commission or compensation on account of introducing the parties, the negotiation or execution of this Agreement and/or the closing of the transaction provided for herein. Purchaser and Seller hereby respectively agree to indemnify and hold harmless the other party from and against all loss, liability, damage and expense (including, without limitation, attorneys' fees) imposed upon or incurred by the other party by reason of any claim for commissions or other compensation for bringing about this transaction by any broker, finder or similar agent or party who claims to have dealt with the indemnifying party in connection with this transaction. The provisions of this
Article 8 shall survive the Closing or any termination of this Agreement.
        9. "As Is". Purchaser represents that it has inspected the Property and is familiar with the physical condition thereof, and that it agrees to accept the Property "as is", in its condition at the date of this Agreement.
        10. Default. If Seller shall default in the performance of its obligations under this Agreement, Purchaser shall be entitled to all rights and remedies available at law or in equity, including specific performance. If Purchaser shall default in the performance of its obligations under this Agreement, the sole right and remedy of Seller shall be to terminate this Agreement, and Seller shall not seek or obtain any money or other judgment against Purchaser or any disclosed or undisclosed parent, principal, officer or employee of Purchaser or against the assets or estate of Purchaser.
        11. Costs and Fees. Documentary stamps for the Deed, deed transfer or conveyancing taxes, if any, shall be payable by Seller, and in no event be payable by Purchaser. Recording fees for the Deed shall be payable by Purchaser. Purchaser shall also pay the expenses incurred in connection with
(a) the examination of title, (b) the issuance of a policy of title insurance for Purchaser, and (c) a survey of the Property, if obtained by Purchaser. Any other similar costs not expressly provided for elsewhere in this Agreement shall be divided and borne in accordance with the usual practices in the jurisdiction where the Premises are located. It is agreed that no portion of the consideration paid by Purchaser hereunder shall be allocated toward items of personal property conveyed hereunder. The provisions of this Article shall survive the Closing.
        12.     Indemnification.
                12.1 Subject to the further provisions of this Article, Seller shall protect, defend, hold harmless and indemnify Purchaser, its officers, directors, shareholders, employees, agents and affiliates, and their respective successors and assigns, from, against and in respect of any and all losses, liabilities, deficiencies, penalties, fines, costs, damages and expenses whatsoever (including without limitation, reasonable professional fees and costs of investigation, litigation, settlement, and judgment and interest) ("Losses") that may be suffered or incurred by any of them arising from or by reason of (i) any Retained Liability or other liability or obligation of Seller which is not an Assumed Liability; (ii) the breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement or in any document or other writing delivered pursuant to this Agreement; and (iii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses (including without limitation, interest, penalties, reasonable legal fees and accounting fees) incident to the foregoing and the enforcement of the provisions of this Section 12.1.
                12.2 Subject to the further provisions of this Article, Purchaser shall protect, defend, hold harmless and indemnify Seller, its directors, officers, shareholders, employees and agents, and its successors and assigns from, against and in respect of any and all Losses that may be suffered or incurred by any of them arising from or by reason of (i) any of the Assumed

Liabilities on and after the Closing Date, (ii) the breach of any representation, warranty, covenant or agreement of Purchaser contained in this Agreement or in any document or other writing delivered pursuant to this Agreement; and (iii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses (including without limitation, interest, penalties, reasonable legal fees and accounting fees) incident to the foregoing and the enforcement of the provisions of this Section 12.2.
                12.3 Whenever a party hereto (such party and each of its affiliates which is entitled to indemnification pursuant to any provision of this Agreement, an "Indemnified Party") shall learn after the Closing of a claim that, if allowed (whether voluntarily or by judicial or quasi-judicial tribunal or agency), would give rise to an obligation of another party (the "Indemnifying Party") to indemnify the Indemnified Party under any provision of this Agreement, before paying the same or agreeing thereto, the Indemnified Party shall promptly notify the Indemnifying Party in writing of all such facts within the Indemnified Party's knowledge with respect to such claim and the amount thereof (a "Notice of Claim"). If, prior to the expiration of fifteen (15) days from the mailing of a Notice of Claim, the Indemnifying Party shall request, in writing, that such claim not be paid, the Indemnified Party shall not pay the same, provided the Indemnifying Party proceeds promptly, at its or their own expense (including employment of counsel reasonably satisfactory to the Indemnified Party), to settle, compromise or litigate, in good faith, such claim. After notice from the Indemnifying Party requesting the Indemnified Party not to pay such claim and the Indemnifying Party's assumption of the defense of such claim at its or their expense, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expense subsequently incurred by the Indemnified Party in connection with the defense thereof.

However, the Indemnified Party shall have the right to participate at its expense and with counsel of its choice in such settlement, compromise or litigation. The Indemnified Party shall not be required to refrain from paying any claim which has matured by a court judgment or decree, unless an appeal is duly taken therefrom and execution thereof has been stayed, nor shall the Indemnified Party be required to refrain from paying any claim where the delay in paying such claim would result in the foreclosure of a lien upon any of the property or assets then held by the Indemnified Party. The failure to provide a timely Notice of Claim as provided in this Section 12.3 shall not excuse the Indemnifying Party from its or their continuing obligations hereunder; however, the Indemnified Party's claim shall be reduced by any damages to the Indemnifying Party resulting from the Indemnified Party's delay or failure to provide a Notice of Claim as provided in this Section 12.3.
                12.4 For purposes of this Article, any assertion of fact and/or law by a third party that, if true, would constitute a breach of a representation or warranty made by a party to this Agreement or make operational an indemnification obligation hereunder, shall, on the date that such assertion is made, immediately invoke the Indemnifying Party's obligation to protect, defend, hold harmless and indemnify the Indemnified Party pursuant to this Article.
                12.5 The obligation of Seller under Section 12.1 shall be satisfied first from the Escrow Fund (as defined in the Escrow Agreement), and, if the Escrow Fund is inadequate to provide indemnification to Purchaser, then from Seller directly.
        13.     Notices.
                13.1 All notices, demands, requests, consents or other communications ("Notices") which either party may desire or be required to give to the other hereunder shall be in writing and shall be delivered by hand, overnight express carrier, or sent by registered or certified mail, return receipt requested, postage prepaid, in either event, addressed to the parties at their respective addresses first above set forth. A copy of any Notice given by Seller to Purchaser shall simultaneously be given in either manner provided above to Squadron, Ellenoff, Plesent & Sheinfeld, LLP, 551 Fifth Avenue, New York, New York 10176, Attention: Kenneth R. Koch, Esq. A copy of any Notice given by Purchaser to Seller shall simultaneously be given in either manner provided above to Thomas C. Broyles, 700 Pavilion Center, P.O. Box 626, Virginia Beach, Virginia 23451. Notices given in the manner aforesaid shall be deemed to have been given three (3) business days after the day so mailed, the day after delivery to any overnight express carrier and on the day so delivered by hand. Either party shall have the right to change its address(es) for the receipt of Notices by giving Notice to the other party in either manner aforesaid. Any Notice required or permitted to be given by either party may be given by that party's attorney.
        14.     Miscellaneous.
                14.1 This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. Purchaser shall not assign this Agreement without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed.
                14.2 This Agreement shall be governed by, interpreted under and construed and enforced in accordance with, the laws of the State of New York.
                14.3 The captions or article headings in this Agreement are for convenience only and do not constitute part of this Agreement.

                14.4 This Agreement has been fully negotiated by the parties and rules of construction construing ambiguities against the party responsible for drafting agreements shall not apply.
                14.5 It is agreed that, except where otherwise expressly provided in particular Articles or Sections of this Agreement, none of the provisions of this Agreement shall survive the Closing.
                14.6 This Agreement (including the Exhibits annexed hereto) contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings, if any, with respect thereto.
                14.7 This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein.
                14.8 No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. No extension of the time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts.
                14.9 This Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed an original, but all of which taken together shall constitute but one and the same original.

                IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                               OWL'S CREEK GOLF CENTER, INC.


                                               By: /s/ Thomas C. Broyles
                                                   ----------------------------
                                                   Name: Thomas C. Broyles
                                                   Title:

                                               VIRGINIA BEACH FAMILY GOLF
                                               CENTERS, INC.


                                               By: /s/ Krishnan P. Thampi
                                                   ----------------------------
                                                   Name: Krishnan P. Thampi
                                                   Title:

                               INDEX OF EXHIBITS AND SCHEDULES

EXHIBIT A-1     CITY LAND
EXHIBIT A-2     BRAITHWAITE LAND
EXHIBIT B       PERSONAL PROPERTY
EXHIBIT C-1     ASSUMED CONTRACTS
EXHIBIT C-2     RETAINED CONTRACTS
EXHIBIT D       PERMITTED EXCEPTIONS
EXHIBIT E       LANDLORD ESTOPPEL AND CONSENT TO ASSIGNMENT OF BRAITHWAITE LEASE
EXHIBIT F       LANDLORD ESTOPPEL AND CONSENT TO ASSIGNMENT OF CITY OF VIRGINIA
                BEACH LEASE
EXHIBIT G       ESCROW AGREEMENT
EXHIBIT H       REGISTRATION RIGHTS AGREEMENT














                                 EXHIBIT A-1

                                  CITY LAND








                                 EXHIBIT A-1

All that certain tract pice or parcel of land, situate, lying and being in the City of Virginia Beach, Virginia described as follows: BEGINNING at a point in the western right-of-way line of South Birdneck Road, which point is 2,810.76 feet in a northerly direction from the intersection of South Birdneck Road and Bells Road; thence S 60 degrees 11'14"W 413.14 feet to a point; thence S 59 degrees 48'00"W 489.60 feet to a point; thence S 59 degrees 14'43"W 276.28 feet to a point; thence N 28 degrees 16'27"W 100.32 feet to a point; thence N 11 degrees 10'25"W 132.60 feet to a point; thence N 20 degrees 17'20"W 132.50 feet to a point; thence N 44 degrees 17'08"W 131.98 feet to a point; thence N 68 degrees 00'00"W 248.73 feet to a point; thence N 66 degrees 31'35"W 120.05 feet to a point; thence N 49 degrees 46'11"W 139.21 feet to a oint; thence N 37 degrees 00'00" 166.39 feet to a point; thence N 61 degrees 43'37"W 115.71 feet to a point; thence N 67 degrees 57'49"W 154.80 feet to a point; thence S 81 degrees 43'37"W 115.71 feet to a point; thence N 67 degrees 57'49"W 184.80 feet to a point; thence S 81 degrees 54'10"W 140.87 feet to a point; thence S 60 degrees 46'06"W 81.77 feet to a point; thence N 17 degrees 59'19"W 84.50 feet to a point; thence N 83 degrees 11'32"E 50.98 feet to a point; thence N 17 degrees 59'19"W 200.21 feet to a point; thence N 83 degrees 39'27"E 2,279.62 feet to a point in the western right-of-way line of South Birdneck Road; thence S 11 degrees 27'19"E 157.11 feet to a point; thence along a curve to the right having a radius of 1,402.50 feet an arc distance of 636.73 feet to the point of Beginning.









                                 EXHIBIT A-2

                              BRAITHWAITE LAND

                                 EXHIBIT A-2


All that certain lot, piece or parcel of land being known and designated as
40.899 acres, as shown on that certain plat entitled "Exhibit Plat for Owl's Creek Golf Center, Inc.," which said plat is dated December, 1986 and made by John E. Sirine and Associates, and being further identified as the Eastern portion of parcel 478, being that portion of Parcel 478 located East of the "100' VEPCO Easement, (M.B. 53, P.44)", as shown on that plat recorded in the Clerk's Office of the Circuit Court of the City of Virginia Beach in Map Book 162, page 15, et seq.

LESS AND EXCEPT that portion of the above described property conveyed to the City of Virginia Beach from Robert H. Braithwaite, Jr., et ux, et al, by Deed of Dedication dated October 1, 1987, duly recorded in the aforesaid Clerk's Office in Deed Book 2687, at page 2199.











                                  EXHIBIT B

                              PERSONAL PROPERTY

PRO SHOP - EQUIPMENT AND FIXTURES:

Miscellaneous Golf Clubs for rent                    Signs
Fixture display                                      Telephone equipment
Club pro                                             Time clock
Window blinds                                        Cash register
Carpet                                               Display fixtures
Vacuum                                               Security System


SNACK BAR - EQUIPMENT AND FIXTURES:

Refrigerators                                        Sneeze guard
Walk in box freight                                  Steamer
Walk in refrigerators                                Slicer
Ice machine                                          Cash register
Marketer merchandiser cooler                         16 Tables
Two freezers (upright)                                4 Tables
Utility sink and drainboard                          40 Chairs
2 Door over                                          Television
Roll warmer                                          Griddle
Hot Plate                                            Hot dog grill
Updrafted equipment stand                            Updraft unit 66" with stand
Sandwich display case                                Utensils
Snack Bar Equipment                                  Carpet


OFFICE:

Safe
2 Desks
2 Cabinets
Credenza
Copying machine







GOLF COURSE MAINTENANCE EQUIPMENT:

Backhoe - Cat 416 #5PC0167                          Dump truck '79 Ford
Tools (misc.) chain saw (McCullock)                 Toro fringe mower
                                                     (0432761005)
Chain saw (Eager Beaver)                            National Mower riding mower
                                                     (vertical)
John Deere 1250 w/loader tractor
 (CH 30780002010)
1 used Toro Sand Pro (08890-40103)
1 used Jacobsen Green Mower walk behind
 22" #62208-741
Ryan Greensairs
Ryan Jr. sod cutter                                 Greensmaster Toro 1000
                                                     Walker
Toro GM 3000 Greens Mower (04350-9181)              Truck - Isuzu 1990 (pickup)
Jacobsen Greensking Mower IV                        Fringe Mower engine
John Deere #935 (JD72) #MDF935X475232               Toro 3250 Groundsmaster
                                                     (Model 30988)
John Deere 756 Turf Mower                           2 Desk
John Deere 1500 spray tank vehicle                  2 Chairs
John Deere AMT 600                                  Leaf blower
2" T-10 Meter gallons - flow meter                  Compressor
Lely Spreader #9410639                              Spreader Epoxy - Lesco
Gang mower (Pull)                                   2 Weed eaters (Stihl 44)


DRIVING RANGE EQUIPMENT:

Washer-dryer                                        Automatic T-up machine
Wittex electric ball striper                        Wittex racks and displays
Wittex ball hawk                                    Wittex small equipment
Range baskets                                       Wittex ball washer brush
                                                     model
Conversion kit picker                               Display case
Range station divider                               Range case screen
Repair equipment for clubs                          Golf ball picker
Twister ball washer                                 Trash receptacles
Bag Caddie                                          Yamaha range car
Range mats                                          Range ball washer











                                 EXHIBIT C-1

                              ASSUMED CONTRACTS


1. Deed of Lease, dated March 17, 1987, between The City of Virginia Beach, Virginia, as lessor, and Owl's Creek Golf Center, Inc., as lessee, as corrected by the Correction to Deed of Lease, dated December 9, 1992, and as amended by the Amendment to Deed of Lease, dated November 30, 1994.

2. Deed of Lease, dated as of July 31, 1986, between Robert H. Braithwaite, Jr. and Nancy F. Braithwaite, as lessor, and Owl's Creek Golf Center, Inc., as lessee.

3. Master Lease Agreement, dated as of April 1, 1995 by and between Eastern Golf Car, Inc., as lessor and Owl's Creek Golf Course, as lessee, pursuant to which lessee leased golf cars from the lessee for a period of 60 months commencing on April 1, 1995. Monthly rent is in the amount of $2,997.78, payable on the first day of each month.

                                 EXHIBIT C-2

                             RETAINED CONTRACTS


1. Agreement between Associates Commercial Corp. and Owl's Creek Golf Center, Inc., dated May 25, 1995, as assigned to Associates Leasing, Inc.

                                  EXHIBIT D

                            PERMITTED EXCEPTIONS


 1. Easement granted Virginia Electric and Power Company by instrumentrecorded in the Clerk's Office of the Circuit Court of the City of Virginia Beach in Deed Book 222, page 404 and in Map Book 16, page 13 along Birdneck Road (As to Parcel Two) as shown on survey made by John E. Sirine & Associates, Ltd. dated February 29, 1996.

 2. Real estate taxes accruing from the beginning of the second half of the fiscal year 1995-1996, not yet due and payable, and all other taxes for subsequent years, not yet due and payable and possible roll back taxes if this property is not under Virginia Land Use Program.

 3. Storm water taxes accruing from the beginning of the thirdquarter of the fiscal year 1995-1996 as to Parcel One and the first quarter of the fiscal year 1996-1997 as to Parcel Two; delinquent storm-water fees for the second quarter of the fiscal year 1995-1996 plus penalties and interest for Parcel One, not yet due and payable, and all other taxes for subsequent years, not yet due and payable.

 4. Easement granted Virginia Electric and Power Company by instrument recorded in the aforesaid Clerk's Office in Deed Book 2734, page 418 and dated April 13, 1988 which is located along Northeasterly lot lines as shown on survey made by John E. Sirine Associates, Ltd. dated
      February 29, 1996.

 5. Terms and conditions of the Lease dated March 17, 1987 by and between the City of Virginia Beach, Virginia, and Owl's Creek Golf Course, Inc., recorded December 15, 1992 in the Clerk's Office of the Circuit Court of the City of Virginia Beach in Deed Book 2620, at page 586. Correction to Deed of Lease dated December 9, 1992 as recorded in Deed Book 3161, page 1033. Amendment to Lease dated November 30, 1994 as recorded in Deed Book 3476, page 1451.

 6. Terms and conditions of the Lease dated July 31, 1986, by and between Robert H. Braithwaite, Jr. and Nancy Braithwaite, husband and wife, and Owl's Creek Golf Center, Inc., recorded October 5, 1987 in the Clerk's Office of the Circuit Court of the City of Virginia Beach in Deed Book 2699, at page 971.

 7. Reservation of Air Rights as recorded in instrument in the aforesaid Clerk's Office in Deed Book 2303 at page 1009, and shown in Map Book 162, at page 15, which document prohibits without limitation any par three golf courses or miniature golf courses.

 8. Deed of Dedication for widening of Birdneck Road as recorded in the aforesaid Clerk's Office in Deed Book 2687 at page 2199.

 9. One hundred (100) foot Vepco easement as shown in Map Book 53, at page 49. (As to Parcel One)

10. Twenty foot (20') utility easement, as shown in Map Book 114, page 36, and are recorded in Deed Book 1593, at page 692.

11. A portion of this property may be deemed wetlands by the Army Corps of Engineers, and may be subject to regulation.

12. Six foot (6') drainage easement as reserved in Deed Book 2679 at page 0971 and located along southwesterly corner of lot lines. (As to Parcel Two)

13. Parcel One is under the Virginia Land Use Program and may be subject to Roll Back Taxes, if assessed.

14. Parcel Two is under the Virginia Land Use Program and may be subject to Roll Back Taxes, if assessed.

15. 125' Drainage Easement granted by instrument recorded in the aforesaid Clerk's Office in Deed Book 909, page 420 and located on northwesterly corner of lot lines as shown on survey made by John E. Sirine and Associates, Ltd. dated February 29, 1996.

16. 75' Drainage Easement granted by instrument recorded in the aforesaid Clerk's Office in Deed Book 1242, page 183 and located along northwesterly corner of lot lines as shown on survey made by John E. Sirine and Associates, Ltd. dated February 29, 1996.

17. 100' Drainage Easement granted by instrument recorded in the aforesaid Clerk's Office in Deed Book 1242, page 183 and located along northwesterly corner of lot lines as shown on survey made by John E. Sirine and Associates, Ltd.

18. 20' Utility Easement granted by instrument recorded in the aforesaid Clerk's Office in Deed book 1593, page 692 and recorded in Map Book 114, page 36 and located along northeasterly corner of lot lines as shown on survey made by John E. Sirine and Associates, Ltd. dated February 29, 1996.

19. Survey entitled, "Owl's Creek Golf Center, Inc.," prepared for Virginia Beach Family Golf Centers, Inc. dated February 29, 1996 shows the following matters which affect the property:

      a.  Borrow Pit
      b.  Lake(s)
      c.  Sign(s)
      d.  Pole(s)

      e.  Wooden Fence(s)
      f.  Concrete cart Path
      g.  Wooden steps and bridges
      h.  Irrigation boxes
      i.  Well
      j.  Virginia Power Transformer Pad
      k.  Overhead wire(s)
      l.  Concrete curb(s)
      m.  Wooden retaining wall
      n.  Wooden bridges

                                  EXHIBIT E

                LANDLORD ESTOPPEL AND CONSENT TO ASSIGNMENT
                            OF BRAITHWAITE LEASE






                                   - 9 -








                                  EXHIBIT E

                           LANDLORD ESTOPPEL AND
                      CONSENT TO ASSIGNMENT OF LEASE


     THIS LANDLORD ESTOPPEL AND CONSENT TO ASSIGNMENT OF LEASE ("Estoppel") is made as of this ___ day of _____________________, 1996, by NANCY F. BRAITHWAITE ("Landloard") [index as grantor] in favor of OWL'S CREEK GOLF CENTER, INC., a Virginia corporation ("Tenant") [index as grantor and grantee] and VIRGINIA BEACH FAMILY GOLF CENTERS, INC., a Delaware corporation ("Assignee") [index as grantee], whose address is 225 Broadhollow Road, Suite 106E Melville, New York 11747.

RECITALS:

     1. Landlord and Tenant entered into that certain Deed of Lease (the "Deed of Lease") dated July 31, 1986, a copy of which is recorded in the Office of the Clerk of the Circuit Court of the City of Virginia Beach, Virginia (the "Clerk's Office"), in Deed Book 2679, at page 971.

     2. Tenant and Assignee have entered into that certain Purchase Agreement dated ____ day of ____________________, 1996, pursuant to which Tenant desires to sell to Assignee Tenant's business, including, among other things, Tenant's interest in the lease.

     3. Landlord desires to consent to the assignment of the Tenant's interest in the Lease to Assignee and to make certain certifications relating to the Lease, all as is more fully set forth below.

     NOW, THEREFORE, for and in consideration of the sum of Ten Dollars ($10.00), cash in hand paid, and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereto do hereby certify and agree as follows:

     1. Landlord's Certification. Landlord hereby certifies that:

          1.1 A true, correct, and complete copy of the Lease, as amended or modified, is attached to this Estoppel as Exhibit A. The Lease is the only document evidencing the agreement, oral or written, of Landlord and Tenant with respect to the premises covered thereby (the "Premises").

          1.2 All rent and any and all other sums, charges or liabilities (collectively, "Rent") due and owing under the Lease as of this date have been paid in full. Rent paid to date covers the period expiring on March 20, 1996.

          1.3 The Lease is in full force and effect and, as of the date of this Estoppel there are (a) no defaults, or events which with the giving of notice or passage of time, or both, would become defaults, by Landlord in connection with the Lease; and (b) no defaults or events

                                   1







which, with the giving of notice or passage of time, or both, would become defaults, by Tenant in connection with the Lease.

          1.4 The date of the expiration of the term of the Lease is March 20, 2027.

          1.5 Annual Rent currently payable by Tenant under the Lease for the period expiring February 27, 1997, is equal to $25,000.00. The payments specified in this Section 1.5 and Section 3 of the Lease are the only payments which the Tenant is required to make to Landlord under the Lease.

          1.6 Landlord is the fee owner of the Premises and is the landlord under the Lease.

          1.7 Nancy F. Braithwaite is the sole owner of the property resulting from the death of her husband Robert H. Braithwaite, Jr.

     2. Consent to Assignment. Landlord does hereby ratify and adopt the Lease and agrees to and does hereby unconditionally consent to the assignment and/or sale of Tenant's interest under the lease from Tenant to Assignee; provided, however that Landlord does not waive its rights to consent to any future assignment of the Lease by Assignee. Landlord shall not seek to hold Assignee liable for any Rent for the period prior to the assignment of the Lease. Landlord's consent shall not release Tenant from its obligations under the lease.

     3. Additional Documentation. Landlord agrees that it shall cooperate with Assignee in obtaining all consents and waivers from any lender having a lien on the Premises necessary or appropriate to carry out the purposes and intents hereof.

     WITNESS the following duly authorized signature and seal:


                                      __________________________________
                                      Nancy F. Braithwaite


                                   2







STATE OF VIRGINIA
CITY OF _______________________, to-wit:


     The foregoing instrument was acknowledged before me in ___________________, Virginia, this ____ day of __________________________, 1996, by Nancy F.
Braithwaite.


                                     ___________________________________
                                               Notary Public


My commission expires:


                                   3









                                EXHIBIT "A"

                                  LEASE


[Attach a true, complete, and accurate copy of entire Lease, as amended and modified, and for Assignee's reference, if applicable, copies of all relevant ground lease or sublease documentation (and any assignments thereof)]







                                      4







                                  EXHIBIT F

              LANDLORD ESTOPPEL AND CONSENT TO THE ASSIGNMENT
                       OF CITY OF VIRGINIA BEACH LEASE









                                   - 10 -







                                 EXHIBIT F

                           LANDLORD ESTOPPEL AND
                      CONSENT TO ASSIGNMENT OF LEASE



     THIS LANDLORD ESTOPPEL AND CONSENT TO ASSIGNMENT OF LEASE ("Estoppel") is made as of this 1st day of March, 1996, by THE CITY OF VIRGINIA BEACH, VIRGINIA, a municipal corporation ("Landlord") [index as grantor] in favor of OWL'S CREEK GOLF CENTER, INC., a Virginia corporation ("Tenant") [index as grantor and grantee] and VIRGINIA BEACH FAMILY GOLF CENTERS, INC., a Delaware corporation ("Assignee") [index as grantee], whose address is 225 Broadhollow Road, Suite 106E, Melville, New York 11747.


RECITALS:

     1. Landlord and Tenant entered into that certain Deed of Lease (the "Deed of Lease") dated March 17, 1987, a copy of which is recorded in the Office of the Clerk of the Circuit Court of the City of Virginia Beach, Virginia (the "Clerk's Office"), in Deed Book 2620, at page 586. The Deed of Lease was corrected pursuant to Correction to Deed of Lease (the "Correction") dated December 9, 1992, by and between Landlord and Tenant, a copy of which is recorded in the Clerk's Office in Deed Book 3161, at page 1033. The Deed of Lease, as corrected by the Correction, was amended pursuant to Amendment to Deed of Lease (the "Amendment") dated November 30, 1994, by and between Landlord and Tenant, a copy of which is recorded in the Clerk's Office in Deed Book 3476 at page 1451. (The Deed of Lease, the Correction and the Amendment are hereinafter collectively referred to as the "Lease").

     2. Tenant and Assignee have entered into that certain Purchase Agreement dated 6th day of March, 1996, pursuant to which Tenant desires to sell to Assignee Tenant's business, including, among other things, Tenant's interest in the lease.

     3. The Lease provides that Tenant may not assign its interest in the Lease without the prior written consent of Landlord. Landlord desires to consent to the assignment of the Tenant's interest in the Lease to Assignee and to make certain certifications relating to the Lease, all as is more fully set forth below.

     NOW, THEREFORE, for and in consideration of the sum of Ten Dollars ($10.00), cash in hand paid, and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereto do hereby certify and agree as follows:

     1. Landlord's Certification. Landlord hereby certifies that:

          1.1 a true, correct, and complete copy of the Lease, as amended or modified, is attached to this Estoppel as Exhibit A. The Lease is the only document evidencing the agreement, oral or written, of Landlord and Tenant with respect to the premises covered thereby (the "Premises").


                                   1







          1.2 All rent and any and all other sums, charges or liabilities (collectively, "Rent") due and owing under the Lease as of this date have been paid in full. Rent paid to date covers the period expiring on July 31, 1996.

          1.3 The Lease is in full force and effect and, as of the date of this Estoppel, there are (a) no defaults, or events which with the giving of notice or passage of time, or both, would become defaults, by Landlord in connection with the Lease; and (b) no defaults or events which, with the giving of notice or passage of time, or both, would become defaults, by Tenant in connection with the Lease.

          1.4 The date of the expiration of the term of the Lease is March 31, 2027.

          1.5 Annual Rent currently payable by Tenant under the Lease for the period expiring on July 31, 1996, is equal to $18,000.00 and such taxes as may be assessed. The payments specified in this Section 1.5 and in Section 3 of the Lease are the only payments which the Tenant is required to make to Landlord under the Lease.

          1.6 Landlord is the fee owner of the Premises and is the landlord under the Lease.

     2. Consent to Assignment. Landlord does hereby ratify and adopt the Lease and agrees to and does hereby unconditionally consent to the assignment and/or sale of Tenant's interest under the Lease from Tenant to Assignee; provided, however that Landlord does not waive its rights to consent to any future assignment of the Lease by Assignee. Landlord shall not seek to hold Assignee liable for any Rent for the period prior to the assignment of the Lease. Landlord's consent shall not release Tenant from its obligations under the Lease.

     3. Additional Documentation. Landlord agrees that it shall cooperate with Assignee in obtaining all consents and waivers from any lender having a lien on the Premises necessary or appropriate to carry out the purposes and intents hereof.

     WITNESS the following duly authorized signature and seal:


                                        THE CITY OF VIRGINIA BEACH, VIRGINIA
                                        a municipal corporation


                                        By: /s/ C. ORAL LAMBERT, JR.
                                           -----------------------------------

     SEAL                               Its: CHIEF OF STAFF
                                             -----------------------------------




                                   2








COMMONWEALTH OF VIRGNIA
AT LARGE, to-wit:


     The foregoing instrument was acknowledged before me in Va. Beach, Virginia, this 1st day of March, 1996, by C. Oral Lambert, Jr., Chief of Staff of the City of Virginia Beach, Virginia, a municipal corporation, on its behalf.


                                              /s/ Karen M. Akers
                                        ---------------------------------------
                                                  Notary Public


My commission expires: 1/31/99





                                   3











                                  EXHIBIT G

                              ESCROW AGREEMENT









                                   - 11 -








                                                               EXHIBIT G

                              ESCROW AGREEMENT


     ESCROW AGREEMENT, dated as of March __, 1996, among FAMILY GOLF CENTERS, INC., a Delaware corporation with executive offices at 225 Broadhollow Road, Melville, New York 11747 ("FGC"), OWL'S CREEK GOLF CENTER, INC., a Virginia corporation with executive offices at 700 Pavilion Center, P.O. Box 626, Virginia Beach, Virginia 23451 (the "Seller") and CONTINENTAL STOCK TRANSFER & TRUST COMPANY incorporated under the laws of the United States of America with executive offices at 2 Broadway, New York, New York 10004 (the "Escrow Agent").


                              W I T N E S S E T H:

     WHEREAS, simultaneously with the execution hereof, the Seller, FGC and Virgnia Beach Family Golf Centers, Inc., a wholly-owned Delaware subsidiary of FGC ("Subsidiary"), are consummating the transactions contemplated by the Purchase Agreement, dated as of March __, 1996 (the "Purchase Agreement"), among the Seller and Subsidiary, pursuant to which, among other things, Subsidiary shall purchase certain assets of Seller in exchange for (i) $1,800,000.00 in cash, and (ii) 50,000 shares of common stock, par value $.01 per share (the "FGC Common Stock").

     WHEREAS, pursuant to Section 2.1 of the Purchase Agreement, 16,667 shares (the "Escrowed Property") of the FGC Common Stock are required to be placed into an escrow account (the "Escrow Account") to be maintained by the Escrow Agent against any claims for indemnity under the Purchase Agreement; and

     WHEREAS, this is the Escrow Agreement referred to in Section 5 of the Purchase Agreement. Capitalized terms used in this Escrow Agreement and not otherwise defined herein shall have the respective meanings given to them in the Purchase Agreement.

     NOW, THEREFORE, it is agreed as follows:

I.   Escrow.

     Section 1.01 Appointment of Escrow Agent. The Seller and FGC hereby appoint the Escrow Agent, and the Escrow Agent hereby agrees to serve, as Escrow Agent in accordance with, and pursuant to, this Agreement.

     Section 1.02 Operation of Escrow Account. The parties hereto agree that, subject to Section 1.03 hereof, the Escrow Account shall operate as follows:

          (a) As soon as reasonably practicable following the Effective Time, FGC shall deposit, in accordance with Section 1.03 hereof, into the Escrow Account an aggregate of 16,667 shares of FGC Common Stock pursuant to the Purchase Agreement.

          (b) At any time prior to March __, 1997, FGC shall be entitled to give a notice to the Escrow Agent, signed by its President or any Vice President (with a copy to the Seller), (i) to the effect that there has been an event entitling the Subsidiary to indemnification from the Seller pursuant to the Purchase Agreement, which notice shall specify the amounts owed by the Seller pursuant to the Purchase Agreement, the calculation of such amounts and the basis therefore.

          (c) Twenty days after the Escrow Agent has received a notice pursuant to Section 1.02(a) (or, if not a business day, on the next business day following such twentieth day) it shall deliver to FGC the Escrowed Property (the "Escrowed Property") to be valued as set forth in Section 1.02(e) in the amounts specified in such notice unless the Seller shall have notified the Escrow Agent (with a copy to FGC) in writing before such date that it disagrees with the Subsidiary's determination that it is entitled to indemnification with respect to the Purchase Agreement, which notice shall be set forth in reasonable detail the basis for such disagreement.

          (d) Should any dispute arise with respect to the delivery, ownership, or right of possession of the Escrowed Property, the Escrow Agent, as more fully set forth in Section (IV(xi), is authorized and directed to retain in its possession without liability to anyone all or any part of the Escrowed Property until such dispute shall have been settled either by mutual agreement by the parties concerned or by a final order, decree, or judgment of a court of competent jurisdiction in the United States of America and time for appeal has expired and no appeal has been perfected, but the Escrow Agent shall be under no duty whatsoever to institute or defend any such proceedings, and may, in its discretion, deposit such Escrowed Property with a court of competent jurisdiction in the United States of America which is hearing such dispute.

          (e) For purposes of this Agreement, the value of each share of FGC Common Stock which is part of the Escrowed Property shall be deemed equal to the Current Market Price (as hereinafter defined).

          (f) The "Current Market Price" per share of FGC Common Stock shall mean the average of the daily closing sales price as reported on the NASDAQ Stock

Market for the five consecutive trading days immediately preceding the date of determination.

     Section 1.03  Distribution of Escrowed Property. Unless a notice under
Section 1.02(a) has been given and Escrowed Property in satisfaction of such notice has not been delivered to FGC, either because the 20-day period has not yet run out or because a dispute relating to the claim made by such notice is then pending, the Escrowed Property or such portion of it as at the time remains in escrow, together with all dividends and distributions received by the Escrow Agent with respect thereto, shall be returned to the Seller on March __, 1997.

     Section 1.04 Termination of Escrow Account. This Agreement and the Escrow Account will terminate at 5:00 P.M., New York City local time, on the date on which all of the shares of FGC Common Stock contained therein shall be distributed as set forth above.

     Section 1.05 Voting. The shares of FGC Common Stock held in the Escrow Account shall be voted by the Seller or its designee.

II.  Deposit of Escrowed Property.

     Section 2.01 Deposit of Escrowed Property. As soon as reasonably practicable following the Closing Date (as defined in the Purchase Agreement), FGC shall, as set forth in Section 1.02, deposit with the Escrow Agent 16,667 shares of FGC Common Stock.

III. Notices.

     Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be (a) delivered by hand, (b) sent by certified mail return receipt requested, or (c) sent by over-night delivery with proper postage prepaid, and addressed as follows:

     If to FGC to:

     225 Broadhollow Road
     Melville, New York 11747
     (516) 694-1666

     If to Seller to:

     c/o Thomas C. Broyles
     700 Pavilion Center
     P.O. Box 626
     Virginia Beach, Virginia 23451
     (804) 491-4000

     If to the Escrow Agent, to:

     2 Broadway
     New York, New York 10004
     (212) 509-4000

or to such other address as the person to whom notice is to be given may have previously furnished to the others in the above-referenced manner. Except as otherwise provided herein, no notice or communication shall be effective until received or refused.

IV.  Concerning the Escrow Agent.

     To induce the Escrow Agent to act hereunder, it is further agreed by each of the Seller and FGC that:

          (i) The Escrow Agent shall not be under any duty to give the Escrowed Property held by it hereunder any greater degree of care than it gives its own similar property and shall not be required to invest any funds held hereunder except as directed in this Agreement. Uninvested funds held hereunder shall not earn or accrue interest.

          (ii) This Agreement expressly sets forth all the duties of the Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto except this Agreement.

          (iii) the Escrow Agent shall not be liable, except for its own gross negligence or willful misconduct, and, except with respect to claims based upon such gross negligence or willful misconduct that are successfully asserted against the Escrow Agent, the other parties hereto shall jointly and severally indemnify and hold harmless the Escrow Agent (and any successor Escrow Agent) from and against any and all losses, liabilities, claims, actions, damages, and expenses, including reasonable attorney's fees and disbursements, arising out of, and in connection with, this Agreement. Without limiting the foregoing, the Escrow Agent shall in no event be liable in connection with its investment or reinvestment of any cash held by it hereunder in good faith, in accordance with the terms hereof, including, without limitation, any liability for any delays (not resulting from gross negligence or willful misconduct) in the investment or reinvestment of the Escrowed Funds, or any loss of interest incident to any such delays.

          (iv) The Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument, or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. The Escrow Agent may act in reliance upon any instrument or signature believed by it in good faith to be genuine and may assume, if in good faith, that any person purporting to give notice or receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.

          (v) The Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to this Escrow Agreement and shall not be liable for any action taken or omitted in good faith and in accordance with such advice.

          (vi) The Escrow Agent does not have any interest in the Escrowed Funds deposited hereunder, but is serving as escrow holder only. Any payments of income from the Escrow Account shall be subject to withholding regulations then in force with respect to United States taxes.

     This paragraph (vi) and paragraph (iii) of this Article V shall survive notwithstanding any termination of this Agreement or the resignation of the Escrow Agent.

          (vii) The Escrow Agent makes no representation as to the validity, value, genuineness, or the collectibility of any security or other documents or instrument held by, or delivered to, it.

          (viii) The Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

          (ix) The Escrow Agent (and any successor escrow agent) at any time may be discharged from its duties and obligations hereunder by the delivery to it of notice of termination signed by FGC and the Seller or at any time may resign by giving written notice to such effect to FGC and the Seller. Upon any such termination or resignation, the Escrow Agent shall deliver the Escrowed Property to any successor escrow agent jointly designated by the other parties hereto in writing, or to any court of competent jurisdiction if no such successor escrow agent is agreed upon, whereupon the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Escrow Agreement. The termination or resignation of the Escrow Agent shall take effect on the earlier of (A) the appointment of a successor (including a court of competent jurisdiction) or (B) the day that is 30 days after the date of delivery: (1) to the Escrow Agent of the other parties' notice of termination or (2) to the other parties hereto of the Escrow Agent's written notice of resignation. If at that time the Escrow Agent has not received a designation of a successor escrow agent, the Escrow Agent's sole responsibility after that time shall be to keep the Escrowed Property safe until receipt of a designation of successor escrow agent or a joint written disposition instruction by the other parties hereto or an enforceable order of a court of competent jurisdiction.

          (x) The Escrow Agent shall have no responsibility for the contents of any writing of any third party contemplated herein as a means to resolve disputes and may rely without any liability upon the contents thereof.

           (xi) In the event of any disagreement among or between the other parties hereto resulting in adverse claims or demands being made in connection with the Escrowed Property, or in the event that the Escrow Agent in good faith is in doubt as to what action it should take hereunder, the Escrow Agent shall be entitled to retain the Escrowed Property until the Escrow Agent shall have received (A) a final and non-appealable order of a court of competent jurisdiction directing delivery of the Escrowed Property or (b) a written agreement executed by the other parties hereto directing delivery of the Escrowed Property, in which event the Escrow Agent shall disburse the Escrowed Property in accordance with such order or agreement. Any court order referred to in (A) above all be accompanied by a legal opinion by counsel for the presenting party satisfactory to the Escrow Agent to the effect that said court order is final and non-appealable. The Escrow Agent shall act on such court order and legal opinions without further question.

          (xii) As consideration for its agreement to act as Escrow Agent as herein described, FGC, on the one hand, and the Seller, on the other hand, agrees to share equally the Escrow Agent fees determined in accordance with the terms set forth on Exhibit A hereto (and made a part of this Escrow Agreement as if herein set forth). In addition, FGC and the Seller agrees to reimburse the Escrow Agent for all reasonable expenses, disbursements, and advances incurred or made by the Escrow Agent in performance of its duties hereunder (including reasonable fees, expenses, and disbursements of its counsel).

          (xiii) No publicly distributed material or other matter in any language (including, without limitation, notices and reports) which mentions the Escrow Agent's name or the rights, powers, or duties of the Escrow Agent shall be issued by the other parties hereto or on such parties' behalf undless the Escrow Agent shall first have given its specific written consent thereto.

V.   Miscellaneous.

     Section 5.01 Binding Effect. This Escrow Agreement shall be binding upon, and inure solely to the benefit of, the parties hereto and their respective successors and assigns, heirs, administrators, and representatives, and shall not be enforceable by, or inure to the benefit of, any other third party, except as provided in paragraph (ix) of Article V with respect to the termination of, or resignation by, the Escrow Agent. No party may assign any of its rights or obligations under his Agreement without the written consent of the other parties.

     Section 5.02 Choice of Law. This Agreement shall be construed in accordance with, and governed by, the internal law of the State of Delaware (without reference to its rules as to conflicts of law).

     Section 5.03 Modification. This Agreement may only be modified by a writing signed by all of the parties hereto.

     Section 5.04 Headings. The section headings herein are for convenience only and shall not affect the construction thereof. Unless otherwise indicated, references to Sections and Articles are to Sections and Articles, respectively, contained herein.

     Section 5.05 Counterparts. This Agreement may be executed in one or more counterparts but all such separate counterparts shall constitute but one and the same instrument; provided that, although executed in counterparts, the executed signature pages of each such counterpart may be affixed to a single copy of this Agreement which shall constitute an original.

     IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed as of the day and year first above written.


                                               FAMILY GOLF CENTERS, INC.


                                               By: ____________________________
                                                   Name:
                                                   Title:


                                               OWL'S CREEK GOLF CENTER, INC.


                                               By: _____________________________
                                                   Name:
                                                   Title:



                                              CONTINENTAL STOCK TRANSFER & TRUST
                                              COMPANY


                                               By: _____________________________
                                                   Name:
                                                   Title:

                                      EXHIBIT A


                         Escrow Agent Fees:  $100.00 per month

                                  EXHIBIT H

                        REGISTRATION RIGHTS AGREEMENT















                                   - 12 -

                                                                     EXHIBIT H

                        REGISTRATION RIGHTS AGREEMENT

Agreement dated as of March   , 1996, between certain stockholders of OWL'S
CREEK GOLF CENTER, INC. listed on Schedule I hereto (the "Holders") and FAMILY GOLF CENTERS, INC., with an address at 225 Broadhollow Road, Melville, New York 11747 (the "Company").

WHEREAS, the holders are the holders of an aggregate of 50,000 shares (the "Shares") of the common stock, par value $.01 per share, of the Company ("Common Stock");

WHEREAS, the Holders desire to have certain registration rights under the securities laws, and the Company desires that the Holders have such registration rights;

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the parties hereby agree as follows:

   1. If, at any time during the period commencing six months from the date hereof and terminating on the date on which the Shares become saleable under Rule 144 promulgated under the Act (as defined below), the Company shall determine to file any registration statement, or any post-effective amendment to a registration statement, under the Securities Act of 1933 (the "Act"), covering equity securities of the Company (other than registration statements on Form S-8 or S-4 or any other form not generally available for the registration of securities for sale to the public) for its own account or for the account of others, the Company shall advise Thomas C. Broyles, as representative of the Holders (the "Representative"), by written notice at least 10 business days prior to any filing, and shall, upon the request of the Holders, and at the expense of the Company, include in any such registration statement, or any such post-effective amendment to a registration statement, all of the Registrable Securities (as hereinafter defined) that the Representative has requested in writing to be registered, provided that such written request is delivered by the Representative to the Company within ten business days of the Representative's receipt of notice from the Company. As used in this Agreement, Registrable Securities shall mean (i) the Shares, and (ii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any convertible security, option, warrant right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the Shares. All costs and expenses of such registration statement shall be borne by the Company, except underwriting discounts or commissions applicable to any of the Registrable Securities sold by the Holders and any counsel to the Holders. The Company shall not be required to register securities of the Holders on more than one occasion; provided that if the Holders have been prevented from selling all of the Shares Holders wished to sell because of limitations imposed under paragraph (c) of this Section 1, then the Holders shall be entitled to include the Shares in one or more additional registration statements under the terms of this Section 1 until the Holders have been able to sell all of the Shares of Common Stock Holders wishes to sell.

   (a) The Company shall supply prospectuses and such other documents as the Holders may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities, use its reasonable best efforts to register and qualify any of the Registrable

Securities for sale in a reasonable number of states and do any and all other acts and things which may be necessary or desirable to enable the Holders to consummate the public sale or other disposition of the Registrable Securities subject to the rights of others with similar rights.

   (b) The Company shall also furnish indemnification in the manner provided in Section 2 hereof, except that the maximum amount of such indemnification shall be limited to the amount of proceeds received by each of the Holders from the sale of the Registrable Securities. The Holders shall furnish information and indemnification as set forth in Section 2 hereof, except that the maximum amount which may be recovered from the Holders shall be limited to the amount of proceeds received by each of the Holders from the sale of the Registrable Securities.

   (c) In connection with any offering involving an underwriting of shares of the Company's Common Stock, the Company shall not be required under Section 1 hereof to include any of the Holders' securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize or limit the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata, subject to prior existing rights, among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders).

   (d) Notwithstanding anything contained herein to the contrary, the Registrable Securities shall not include the shares held in escrow pursuant to the Escrow Agreement, dated as of even date herewith, among the Company, Owl's Creek Golf Center, Inc. and the Escrow Agent (as therein defined) (the "Escrow Agreement") until such time, if any, and only to the extent that, such shares are released from escrow and delivered to the Representative in accordance with the terms of such Escrow Agreement.

   2. (a) Whenever pursuant to Section 1, a registration statement relating to any of the Registrable Securities is filed under the Act, amended or supplemented, the Company shall, to the extent permitted by law, indemnify and hold harmless Holders, and each person, if any, who controls (within the meaning of the Act) Holders, and each underwriter (within the meaning of the
Act) of such securities and each person, if any, who controls (withing the meaning of the Act) any such underwriter, against such losses, claims, damages, liabilities or actions, joint or several, to which Holders, any such controlling person or any such underwriter may become subject, under the Act or otherwise, insofar as such losses, claims, damages, liabilities or actions in respect thereof, arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any such registration statement or any preliminary prospectus or final prospectus constituting a part thereof or any amendment or supplement thereto, or arise out of or are based upon the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse Holders and each such controlling person and underwriter for any legal or other expenses reasonably incurred by Holders or such controlling person or underwriter in connection with investigating or defending any such losses, claims, damages, liabilities or actions; provided, however, that the Company will not be liable in any such case to the extent that any such losses, claims, damages, liabilities or actions arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in said registration statement, said preliminary prospectus, said final prospectus or said amendment or supplement in reliance upon and in conformity with written information furnished by Holders or any other underwriter, for use in the preparation thereof.

   (b) Each of the Holders shall indemnify and hold harmless the Company, each of its directors, each of its officers and each person, if any, who controls the Company within the meaning of the Act against any losses, claims, damages, liabilities or actions, to which the Company or any such director, officer or controlling person may become subject, under the Act or otherwise, insofar as such losses, claims, damages, liabilities or actions arise out of or are based upon any untrue or alleged untrue statement of any preliminary prospectus, said final prospectus, or said amendment or supplement, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in said registration statement, said preliminary prospectus, said final prospectus or said amendment or supplement in reliance upon and in conformity with written information furnished by such Holder for use in the preparation thereof; and shall reimburse the Company or any such director, officer or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such losses, claims, damages, liabilities or actions.

   (c) Promptly after receipt by an indemnified party under this Section 2 of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party, give the indemnifying party notice of the commencement thereof; but the omission to so notify the indemnifying party shall not relieve it from any liability which it may have to an indemnified party otherwise than under this Section 2.

   (d) In case any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party, the indemnifying party shall not be liable to such indemnified party under this Section 2 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation.

    (e) To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under this Section 2 to the extent permitted by law, provided that
(i) no contribution shall be made under circumstances where the indemnifying party would not have been liable for indemnification under the fault standards set forth in this Section 2, (ii) no seller of Registrable Securities guilty of fraudulent misrepresentation (within the meaning of Secton 11(f) of the Act) shall be entitled to contribution from any seller of Registrable Securities who was not guilty of such fraudulent misrepresentation and (iii) contribution by each Holder shall be limited in amount to the net amount of proceeds received by him from the sale of the Registrable Securities pursuant to such Registration Statement or prospectus.

    3. The provisions of Sections 13 and 14 of the Purchase Agreement, by and between Virginia Beach Family Golf Centers, Inc. and Owl's Creek Golf Center, Inc., dated the date hereof, shall be applicable to this agreement as if fully set forth herein.

   IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

 FAMILY GOLF CENTERS, INC.

By:
------------------------------

Title:
------------------------------

------------------------------ ----------------------------
Thomas C. Broyles              W. Mackenzie Jenkins

------------------------------ ----------------------------
Frank N. Bilisoly              Catherine H. Doser
                               Residuary Trust Under
                               Declaration of Trust
------------------------------
Alfred E. Abiouness

------------------------------ ----------------------------
Marion R. Adams                Clarence John Doser
                               Declaration of Trust,
                               FBO Clarence John Doser
------------------------------
Craig L. Slingluff

------------------------------
Grover Brook Parker

------------------------------
Richard A. Mladick

------------------------------
C. Randolph Hudgins, Jr.


                                  SCHEDULE I

 NAME & ADDRESS               TOTAL SHARES
--------------------------  --------------
THOMAS C. BROYLES
704 CRYSTAL LANE
VIRGINIA BEACH, VA 23451
###-##-####                      20,681

Frank N. Bilisoly
327 Freemason Street
Norfolk, VA 23510
###-##-####                       5,171

Alfred E. Abiouness
7309 Colony Point Road
Norfolk, VA 23505
###-##-####                       5,171

Marion R. Adams
2139 Wentworth Avenue
Myrtle Beach, SC 29575
###-##-####                       1,358

Craig L. Slingluff
1217 North Bay Shore Drive
Virginia Beach, VA 23451
###-##-####                       2,585

Grover Brook Parker
2336 Windy Pines Road
Virginia Beach, VA 23458
###-##-####                         815

Richard A. Mladick
Elly D. Mladick, JTWRS
1224 East Bay Shore Drive
Virginia Beach, VA 23451
###-##-####                       2,519

C. Randolph Hudgins, Jr.
7634 North Shore Drive
Norfolk, VA 23505
###-##-####                       5,171

W. Mackenzie Jenkins
7300 Ocean Front
Virginia Beach, VA 23451
###-##-####                       5,171

Catherine H. Doser
Residuary Trust Under
Declaration of Trust
728 Kitty Hawk Way
N. Palm Beach, FL 33408
###-##-####                         679

Clarence John Doser
Declaration of Trust, FBO
Clarence John Doser
728 Kitty Hawk Way
N. Palm Beach, FL 33408
###-##-####                         679

Total Shares                     50,000